As filed with the Securities and Exchange Commission on August 8, 2003

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Allscripts Healthcare Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4392754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2401 Commerce Drive
Libertyville, Illinois 60048
(847) 680-3515
(Address of Principal Executive Offices)

Advanced Imaging Concepts, Inc.
2000 Stock Plan
 (Full title of the plan)

Glen E. Tullman
Chairman and Chief Executive Officer
2401 Commerce Drive
Libertyville, Illinois 60048
(847) 680-3515
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gary D. Gerstman, Esq.
Sidley Austin Brown & Wood LLP
Bank One Plaza, 10 South Dearborn Street
Chicago, Illinois 60603
(312) 853-7000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.01 per share)	474,090 shares (1)	$0.29 (2)	$137,486.10 (2)	$11.14

(1) Shares issuable under outstanding options granted under the Advanced Imaging Concepts, Inc. 2000 Stock Plan, together with an indeterminable number of additional shares in order to adjust the number of shares reserved for issuance pursuant to the Plan as the result of a stock split, stock dividend or similar transaction affecting the common stock, pursuant to 17 C.F.R. § 230.416.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the weighted average exercise price per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

* This Registration Statement relates to securities of the Registrant to be offered pursuant to the Advanced Imaging Concepts, Inc. 2000 Stock Plan, as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to this plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference herein:

(a) The Registrant's annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2002;

(b) The Registrant's quarterly report on Form 10-Q for the quarterly period ended March 31, 2003;

(c) The Registrant's current reports on Form 8-K filed on February 13, 2003 and July 16, 2003, respectively;

(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2002; and

(e) The description of Registrant's common stock contained in the Registrant's Registration Statement on Form S-4 (Registration No. 333-49568) filed with the Securities and Exchange Commission on November 8, 2000, including any amendment filed for the purpose of updating such description.

   All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

   Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

   Not applicable.

Item 5. Interests of Named Experts and Counsel.

   Not applicable.

Item 6. Indemnification of Directors and Officers.

   The Registrant's Certificate of Incorporation and By-laws provide that the Registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

   Section 102 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

   The Registrant has purchased directors and officers liability insurance, which provides coverage against liabilities. In addition, some of the Registrant's directors are indemnified against liabilities that they may incur in their capacities as directors by third parties with which they are affiliated.

Item 7. Exemption from Registration Claimed.

   Not applicable.

Item 8. Exhibits.

   The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Libertyville, State of Illinois, on this 8th day of August 2003.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
By: /s/Glen E. Tullman
Glen E. Tullman
Chairman and Chief Executive Officer

   KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, Glen E. Tullman and Lee Shapiro, or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 8th day of August 2003.

Signatures	Title
/s/ Glen E. Tullman	Chairman and Chief Executive Officer
Glen E. Tullman	(Principal Executive Officer)

/s/ William J. Davis	Chief Financial Officer
William J. Davis	(Principal Financial and Accounting Officer)

/s/ Robert A. Compton	Director
Robert A. Compton

/s/ M.L. Gamache	Director
M.L. Gamache

Director
Bernard Goldstein

Director
Philip D. Green

/s/ M. Fazle Husain	Director
M. Fazle Husain

/s/ Michael J. Kluger	Director
Michael J. Kluger

Index to Exhibits

Exhibit No.	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant (formerly named Allscripts Holding, Inc.).+
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (formerly named Allscripts Holding, Inc.).+
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (formerly named Allscripts Holding, Inc.).+
4.4	Bylaws of the Registrant (formerly named Allscripts Holding, Inc.).+
4.5*	Form of Stock Sale Forbearance Agreement executed by each holder of options under the Advanced Imaging Concepts, Inc. 2000 Stock Plan.
5.1*	Opinion of Sidley Austin Brown & Wood LLP regarding legality of securities.
23.1*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1 to this Registration Statement).
23.2*	Consent of KPMG LLP.
24.1*	Power of Attorney (included in the Signature Page to this Registration Statement).
99.1*	Advanced Imaging Concepts, Inc. 2000 Stock Plan.

* Filed herewith
+ Incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file no. 333-49568).